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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K



                                 Current Report
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): March 5, 1999


                          Alydaar Software Corporation
             (Exact name of registrant as specified in its charter)



                                 North Carolina
                 (State or other jurisdiction of incorporation)


                  0-22325                      87-0399301
        (Commission File Number)    (IRS Employer Identification No.)



         2101 Rexford Road, Suite 250W, Charlotte, North Carolina 28211
               (Address of principal executive offices) (Zip Code)

                                  704-365-2324
               Registrant's telephone number, including area code


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Item 5.  Other Events.

         Alydaar Software Corporation, d/b/a Information Architects Corporation (the "Company"), has completed a private placement of up to $10 million in original principal amount of convertible exchangeable debentures (the "Debentures") to Marshall Capital Management, Inc., an affiliate of Credit Suisse First Boston (the "Purchaser"). The investment will be made in three tranches: Tranche A for $3 million was completed on March 5, 1999; Tranche B for $2 million will automatically fund upon certain conditions being met, which the Company anticipates will be met within 120 days; and, Tranche C for $5 million, at the Company's option, may, upon the meeting of certain conditions, be funded on September 2, 1999 or up to six months thereafter. In addition to the issuance of the Debentures, the Company has issued warrants (the "Warrants") to the Purchaser to purchase 30,000 shares of Common Stock for an exercise price equal to the initial conversion price for Tranche A, subject to a one time adjustment if certain events occur. The Company will also be required to issue additional Warrants if the conditions are met and Company elects to sell securities for Tranches B and C.

         The Tranche A Debentures are convertible into shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), beginning ninety days after issuance. The initial conversion price for Tranche A and Tranche B will be equal to the lower of (i) 140% of the average closing bid price for the Common Stock for the ten trading days prior to the Tranche A closing date ($12.73) or (ii) 104% of the average closing bid price for the Common Stock for the ten trading days prior to the 90th day following the Tranche A closing date. The conversion price of the Debentures is subject to adjustment due to certain fluctuations in the closing bid price of the Common Stock during certain periods of time and upon the occurrence of certain events. The Debentures accrue interest at the rate of 6% per annum.

         The Company has the option, subject to the satisfaction of certain conditions (including shareholder approval authorizing issuance of preferred stock), to require the holders of the Debentures to exchange the entire principal amount of the Debentures for shares of a newly-created Series A Convertible Preferred Stock (the "Preferred Shares"). The terms of the Preferred Shares will be substantially the same as those of the Debentures.

         The Company will use the proceeds of the sale from the Debentures for costs related to acquisitions, for working capital and general corporate purposes.

         The Company is obligated to file with the Securities and Exchange Commission a registration statement on Form S-3 covering the resale of all shares of Common Stock issuable upon conversion of the Debentures or Preferred Shares and upon exercise of the Warrants.

         The foregoing description is only a summary and is qualified in its entirety by reference to the Securities Purchase Agreement, dated as of March 5, 1999, between the Company and the Purchaser, the Registration Rights Agreement, dated as of March 5, 1999, between the Company and the Purchaser, the Debentures issued by the Company to the Purchaser and the Warrants issued by the Company to the Purchaser, all as attached to this Current Report as Exhibits 10.1, 10.2,
10.3 and 10.4, respectively.

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Item 7.  Exhibits.

         Exhibit No.       Description

        10.1               Securities Purchase Agreement, dated as of March 5,
                           1999, between the Company and the Purchaser
                           (schedules omitted)

        10.2               Registration Rights Agreement, dated as of March 5,
                           1999, between the Company and the Purchaser

        10.3               Convertible Exchangeable Debenture, dated as of March
                           5, 1999, issued by the Company to the Purchaser

        10.4 Warrant to purchase shares of Common Stock, dated as of March 5, 1999, issued by the Company to the Purchaser

        99.1               Press Release dated March 9, 1999



                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      Alydaar Software Corporation
                                      (Registrant)

                                      By:  /s/ V. HOLLIS SCOTT
                                           -------------------------------
                                               V. Hollis Scott
                                               Chief Financial Officer
Dated:  March 12, 1999